================================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)
                               (AMENDMENT NO. 1)*

                             CLEVELAND-CLIFFS INC.
                                (Name of Issuer)

                   COMMON SHARES (PAR VALUE $0.125 PER SHARE)
                         (Title of Class of Securities)

                                   185896107
                                 (CUSIP Number)

                             WILLIAM R. LUCAS, JR.
                       2100 THIRD AVENUE NORTH, SUITE 600
                           BIRMINGHAM, ALABAMA 35203
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                              and Communications)

                                AUGUST 14, 2008
                      (Date of Event which Requires Filing
                               of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

IMPORTANT NOTE: THE SECURITIES SET FORTH IN THIS REPORT ARE DIRECTLY BENEFICIALLY OWNED BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD. AND/OR HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P. (COLLECTIVELY, THE "FUNDS"). ALL OTHER ENTITIES AND PERSONS ARE INCLUDED WITHIN THIS REPORT DUE TO THEIR AFFILIATION WITH ONE OR BOTH OF THE FUNDS.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 2 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Harbinger Capital Partners Master Fund I, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               9,000,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      9,000,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,000,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.43%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 3 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Harbinger Capital Partners Offshore Manager, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               9,000,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      9,000,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,000,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.43%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 4 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         HMC Investors, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               9,000,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      9,000,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,000,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.43%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 5 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Harbinger Capital Partners Special Situations Fund, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               7,616,472
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      7,616,472
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,616,472
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.14%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 6 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Harbinger Capital Partners Special Situations GP, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               7,616,472
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      7,616,472
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,616,472
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.14%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 7 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         HMC - New York, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               7,616,472
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      7,616,472
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,616,472
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.14%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 8 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Harbert Management Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Alabama
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               7,616,472
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      7,616,472
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,616,472
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.14%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 9 of 17
---------------------------                          ---------------------------


                                 SCHEDULE 13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Philip Falcone
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               16,616,472
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      16,616,472
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,616,472
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.57%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 10 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Raymond J. Harbert
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               16,616,472
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      16,616,472
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,616,472
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.57%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 11 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS

         Michael D. Luce

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

          NUMBER OF                   -0-
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               16,616,472
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

           PERSON                     -0-
                                ------------------------------------------------
            WITH                10    SHARED DISPOSITIVE POWER

                                      16,616,472
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,616,472
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.57%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 12 of 17
---------------------------                          ---------------------------


Item 1.  SECURITY AND ISSUER.

         This Amendment No. 1 to Schedule 13D ("Amendment No. 1") is being filed by the undersigned to amend the Schedule 13D filed by the Reporting Persons on July 17, 2008 (the "Schedule 13D") with respect to the Common Shares, $0.125 par value per share (the "Shares"), of Cleveland-Cliffs Inc., an Ohio corporation (the "Issuer"). The address of the Issuer is 1100 Superior Avenue, Cleveland, Ohio 44114-2544.

Item 2.  IDENTITY AND BACKGROUND.

         No material change.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No material change.

Item 4.  PURPOSE OF TRANSACTION.

         Item 4 of the Schedule 13D is hereby amended by adding the following after the last paragraph thereof:

         "On August 14, 2008, the Master Fund and the Special Fund (together, the "Acquiring Person") delivered an acquiring person statement, attached as Exhibit D, to the Issuer at its principal executive offices pursuant to Section 1701.831 of the Ohio Revised Code the effect of which is to seek a vote of the Issuer's shareholders to approve the Acquiring Person's proposal to acquire that number of Shares, that when added to the Acquiring Person's current Share ownership, would equal one-fifth or more (but less than one-third) of the Issuer's voting power in the election of directors, as described in Section 1701.01(Z)(1)(a) of the Ohio Revised Code."

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 of the  Schedule 13D is hereby  amended by deleting  paragraphs
(a) and (b) thereof and replacing such items with the following:

         "References to percentage ownerships of Shares in this Schedule 13D are based upon the 106,720,100 Shares stated to be outstanding as of July 28, 2008 by the Issuer in the Issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

         (a, b) As of the date hereof, the Master Fund may be deemed to be the beneficial owner of 9,000,000 Shares, constituting 8.43% of the Shares outstanding of the Issuer.

         The Master Fund has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 9,000,000 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 9,000,000 Shares.

         (a, b) As of the date hereof, Harbinger Manager may be deemed to be the beneficial owner of 9,000,000 Shares, constituting 8.43% of the Shares outstanding of the Issuer.

         Harbinger Manager has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 9,000,000 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 9,000,000 Shares.

         Harbinger Manager specifically disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 13 of 17
---------------------------                          ---------------------------


         (a, b) As of the date hereof, HMC Investors may be deemed to be the beneficial owner of 9,000,000 Shares, constituting 8.43% of the Shares outstanding of the Issuer.

         HMC Investors has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 9,000,000 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 9,000,000 Shares.

         HMC Investors specifically disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

         (a, b) As of the date hereof, the Special Fund may be deemed to be the beneficial owner of 7,616,472 Shares, constituting 7.14% of the Shares outstanding of the Issuer.

         The Special Fund has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 7,616,472 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 7,616,472 Shares.

         (a, b) As of the date hereof, HCPSS may be deemed to be the beneficial owner of 7,616,472 Shares, constituting 7.14% of the Shares outstanding of the Issuer.

         HCPSS has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 7,616,472 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 7,616,472 Shares.

         HCPSS specifically disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

         (a, b) As of the date hereof, HMCNY may be deemed to be the beneficial owner of 7,616,472 Shares, constituting 7.14% of the Shares outstanding of the Issuer.

         HMCNY has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 7,616,472 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 7,616,472 Shares.

         HMCNY specifically disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

         (a, b) As of the date hereof, HMC may be deemed to be the beneficial owner of 7,616,472 Shares, constituting 7.14% of the Shares outstanding of the Issuer.

         HMC has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 7,616,472 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 7,616,472 Shares.

         HMC specifically disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

         (a, b) As of the date hereof, Philip Falcone may be deemed to be the beneficial owner of 16,616,472 Shares, constituting 15.57% of the Shares outstanding of the Issuer.

         Mr. Falcone has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 16,616,472 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 16,616,472 Shares.

         Mr. Falcone specifically disclaims beneficial ownership in the Shares reported herein except to the extent of his pecuniary interest therein.

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 14 of 17
---------------------------                          ---------------------------


         (a, b) As of the date hereof, Raymond J. Harbert may be deemed to be the beneficial owner of 16,616,472 Shares, constituting 15.57% of the Shares outstanding of the Issuer.

         Mr. Harbert has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 16,616,472 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 16,616,472 Shares.

         Mr. Harbert specifically disclaims beneficial ownership in the Shares reported herein except to the extent of his pecuniary interest therein.

         (a, b) As of the date hereof, Michael D. Luce may be deemed to be the beneficial owner of 16,616,472 Shares, constituting 15.57% of the Shares outstanding of the Issuer.

         Mr. Luce has the sole power to vote or direct the vote of 0 Shares; has the shared power to vote or direct the vote of 16,616,472 Shares; has sole power to dispose or direct the disposition of 0 Shares; and has shared power to dispose or direct the disposition of 16,616,472 Shares.

         Mr. Luce specifically disclaims beneficial ownership in the Shares reported herein except to the extent of his pecuniary interest therein."

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 of the Schedule 13D is hereby amended by deleting the second paragraph thereof and replacing such paragraph with the following:

         "On July 8, 2008,  July 9, 2008,  July 11, 2008 and July 16, 2008, the
Master Fund entered into four equity swap transactions with TradIndex effective on July 8, 2008, July 9, 2008, July 11, 2008 and July 16, 2008, respectively, under which TradIndex agreed to pay the Master Fund an amount equal to any increase, and the Master Fund agreed to pay TradIndex an amount equal to any decrease, in the official market price of 500,000, 111,000, 125,000 and 80,000 notional Shares, respectively, above or below an initial reference price of US$91.0922, US$106.9531, US$109.2794 and US$100.236, respectively, per Share upon close-out of any transaction. All balances will be cash settled, and neither party shall acquire any ownership interest, voting or similar rights, or dispositive power over any Share under the equity swap transactions. Each equity swap transaction may be closed out by the Master Fund at any time."

Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit C:   Joint Filing Agreement

         Exhibit D:   Acquiring Person Statement

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 15 of 17
---------------------------                          ---------------------------


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

                                By:  Harbinger Capital Partners Offshore
                                     Manager, L.L.C.

                                By:  HMC Investors, L.L.C.,
                                     Managing Member


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Executive Vice President


                                HARBINGER CAPITAL PARTNERS OFFSHORE MANAGER,
                                L.L.C.*

                                By:  HMC Investors, L.L.C.,
                                     Managing Member


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Executive Vice President


                                HMC INVESTORS, L.L.C.*


                                By:  /s/ William R. Lucas, Jr.
                                ---------------------------------------
                                Name:  William R. Lucas, Jr.
                                Title: Executive Vice President

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 16 of 17
---------------------------                          ---------------------------


                                HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

                                By:  Harbinger Capital Partners Special
                                     Situations GP, LLC

                                By:  HMC - New York, Inc., Managing Member


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Executive Vice President


                                HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS GP, LLC*


                                By:  HMC - New York, Inc., Managing Member


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Executive Vice President


                                HMC - NEW YORK, INC.*


                                By:  /s/ William R. Lucas, Jr.
                                     ---------------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Executive Vice President


                                HARBERT MANAGEMENT CORPORATION*


                                By:  /s/ William R. Lucas, Jr.
                                     -------------------------------
                                     Name:  William R. Lucas, Jr.
                                     Title: Executive Vice President

---------------------------                          ---------------------------
CUSIP NO. 185896107                                              Page 17 of 17
---------------------------                          ---------------------------


                                /s/ Philip Falcone*
                                ------------------------------------
                                Philip Falcone


                                /s/ Raymond J. Harbert*
                                ------------------------------------
                                Raymond J. Harbert


                                /s/ Michael D. Luce*
                                ------------------------------------
                                Michael D. Luce




August 14, 2008


*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.